Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

Amended and Restated Executive Severance Agreement, dated as of February 25, 2015 (this “Agreement”), between Town Sports International Holdings, Inc. (“Holdings” and collectively with its subsidiaries and affiliates being referred to as the “Company”) and [Name of Executive] (the “Executive”).

WHEREAS, the Executive and Town Sports International, LLC (“TSI LLC”), a subsidiary of Holdings, have previously entered into the Executive Severance Agreement dated [            ] (the “Prior Agreement”);

WHEREAS, Holdings and TSI LLC desire to amend and restate the Prior Agreement in order to induce the Executive to remain in the employ of the Company;

WHEREAS, the Severance Payments are offered in exchange for the commitments of the Executive as set forth herein.

WHEREAS, by signing and returning this Agreement, the Executive acknowledges and agrees to comply with the provisions of this Agreement and acknowledges that the execution of a Separation and Release Agreement is a requirement for receiving the Severance Payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a) “Cause” means the Company’s termination of the Executive’s employment with the Company as a result of: (i) Executive’s willful failure to perform any material portion of his [her] duties, which has not been cured (if curable) by Executive within thirty (30) days of Executive’s receipt of written notice from the Company specifying in reasonable detail the circumstances giving rise to such failure, which notice must be delivered to Executive within thirty (30) days following the occurrence of such failure; (ii) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable injury, monetarily or otherwise, to the Company; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) any material breach of Executive’s fiduciary duties to the Company as an employee or officer; (v) a material violation of the Town Sports International Code of Ethics and Business Conduct, as amended from time to time, and such material policies and procedures of the Company; or (vi) any material breach of the terms of any agreement between Executive and the Company, including any of the restrictive covenants imposed pursuant to the Holdings’ stock option and similar incentive plans and the related stock option agreement issued thereunder, if such breach is reasonably likely to result in a material injury to the Company.

(b) “Change in Control” means:

(i) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of a majority of either (A) the then outstanding shares of common stock of Holdings (the “Outstanding Holdings Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Holdings entitled to vote generally in the election of directors (the “Outstanding Holdings Voting Securities”);

(ii) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Holdings’ stockholders, was approved or recommended by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger or consolidation involving Holdings (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Holdings Common Stock and Outstanding Holdings Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Holdings Common Stock and Outstanding Holdings Voting Securities, as the case may be;

(iv) Sale or other disposition of all or substantially all the assets of Holdings or the Company; or

(v) Approval by the stockholders of Holdings or approval by the member(s) of TSI LLC of a complete liquidation, winding up or dissolution of Holdings or TSI LLC, as the case may be.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(d) “Constructive Termination” means the Executive’s voluntary termination of employment with the Company as a result of (i) a material diminution in the Executive’s authority, duties, or responsibilities, or a change in the Executive’s supervisory reporting relationship within the Company, except as part of, and consistent with, an organizational change; (ii) a change, caused by the Company, in geographic location of greater than 50 miles from 5 Penn Plaza, New York, NY; or (iii) a material reduction in the Executive’s base pay or incentive cash compensation; provided, however, that none of the foregoing conditions or events shall constitute Constructive Termination unless (A) the Executive shall have provided written notice to Holdings within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Constructive Termination and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.

(e) “Disability” means any medically determinable physical or mental impairment resulting in the Executive’s inability to perform the duties of his or her position or any substantially similar position, where such impairment is expected to result in death or is expected to last for a continuous period of not less than six (6) months.

(f) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

(g) “Severance Payments” means the aggregate gross amount of severance payments determined in accordance with Sections 2 and 3 of this Agreement to be paid to the Executive who is entitled to receive such Severance Payments under this Agreement.

(h) “Termination Date” means the date on which the Executive has a termination of employment from the Company, which in the case of a termination by the Company without Cause shall be effective 60 days after the Company provides written notice to the Executive (the “Notice Period”) .

2. Eligibility. The Executive shall be eligible for Severance Payments under this Agreement following a Qualifying Termination as follows:

(a) Qualifying Termination. The Company will pay Severance Payments under Section 3 of this Agreement on account of the events specified below in this Section 2(a) occurring within a period of twelve (12) months following the date of a Change in Control; provided that if the Company delivers written notice of termination without Cause after the ten (10) month anniversary of the Change in Control but before the end of the twelve (12) month period, the twelve (12) month period shall be extended until the end of the Notice Period and such termination shall be deemed a Qualifying Termination:

(i) involuntary termination of the Executive’s employment by the Company that is not for Cause;

(ii) voluntary separation of the Executive as a result of a Constructive Termination;

(iii) death; or

(iv) termination as a result of Disability.

(b) Non-Qualifying Termination. Nothing in this Agreement shall be construed to require the Company to pay Severance Payments to the Executive if the Executive terminates Employment with the Company as the result of:

(i) voluntary separation (a separation, including retirement, initiated by the Executive), other than a voluntary separation pursuant to Section 2(a)(ii);

(ii) retirement, whether early retirement, retirement at normal retirement age or retirement following normal retirement age;

(iii) the Company having terminated such Executive’s employment for Cause; or

(iv) a separation or termination for any reason more than twelve (12) months (or after the Notice Period as provided above in Section 2(a)) following the date of a Change in Control.

(c) Separation Release Agreement. The eligibility for receipt of the Severance Payments is expressly conditioned upon the following: (i) the Executive’s signing of a release in which the Executive releases and/or waives any and all claims the Executive may have against the Company within the time specified therein but in no event later than fifty (50) days of the Termination Date and (ii) the release becoming effective. The Company shall provide to Executive the release no later than three (3) days following Executive’s Termination Date. If Executive does not timely execute and deliver to the Company such release, or if Executive executes such release but revokes it, no Severance Payments shall be paid.

3. Amount, Payment and Timing of Severance.

(a) Amount and Payment of Severance.

Unless otherwise provided herein, the Executive shall receive the following Severance Payments; provided however, that the Severance Period (defined below) shall immediately terminate, and no further amounts shall be due pursuant to this Section 3 in the event Executive has materially breached any of the terms and conditions of this Agreement, including Section 4 and 5 hereunder:

(i) Continuation of Executive’s annual base salary as of Executive’s Termination Date for a period of twelve (12) months (or in the event of a Constructive Termination, then fourteen (14) months) from the Executive’s Termination Date (such period the “Severance Period”), less all applicable withholding taxes, payable as described in Section 3(b) below.

(ii) An amount equivalent to Executive’s pro-rata annual bonus (based on the number of days in the fiscal year through the Termination Date) with respect to the fiscal year in which the Termination Date occurred at target. Additionally, and, if applicable, any unpaid annual bonus from the prior fiscal year, which amount(s) shall be payable within sixty (60) days of the Termination Date, which bonus payment shall be subject to all other terms of Holdings’ bonus plan and shall be subject to deduction for all applicable withholding taxes.

(iii) To the extent permitted by law and subject to Section 15, the Company shall continue Executive’s health and dental coverage and disability coverage in which [s]he participates at the Termination Date (or provide comparable substitute coverage), and continue to pay that portion of the premium that it pays for active employees (grossed up to cover taxes, if applicable) at such times as the Company makes such payments for its active employees on a monthly basis until the earlier of (i) the second anniversary of the termination date (the “Coverage Period”) and (ii) the date on which Executive becomes eligible for comparable coverage under another group health and dental insurance plan or another disability plan by a successor employer. Executive agrees to promptly notify the Company in writing in the event that [s]he becomes eligible for coverage under another such plan. If not otherwise covered by a group health or dental plan as the end of the Coverage Period, Executive shall be eligible for COBRA continuation coverage on such date on the same terms and conditions as offered to other eligible plan participants, and, if Executive elects such coverage, [s]he shall be fully responsible for the associated premiums.

(iv) During the Severance Period, Executive and Executive’s immediate family will continue to have Passport Memberships (or its equivalent) at no cost to Executive. The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.

(v) During the Severance Period, Executive shall be entitled to outplacement assistance with a nationally recognized outplacement firm at an executive level, provided that such cost shall not exceed $25,000.

(vi) Any severance provided pursuant to this provision shall be in lieu of any severance or other payment under Executive’s restricted stock or option agreements and not duplicative.

(b) Timing of Payments.

(i) The Severance Payments described in section 3(a)(i) shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the twelve (12) month (or in the event of a Constructive Termination, then fourteen (14) month) period following Executive’s termination of employment. Commencement of payments of the Severance Payments described in Section 3(a)(i) shall begin on the first payroll date that occurs at least sixty (60) days after the Termination Date, but which may be accelerated by no more than thirty (30) days (the “Starting Date”) provided that Executive has satisfied the requirements of Section 2(c). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Payments had begun on the first payroll date following the Termination Date. This timing of the commencement of benefits is subject to Section 15 below.

(ii) All Severance Payments shall be completed by, and no further Severance Payments shall be payable after, December 31 of the second taxable year following the year in which Executive’s termination of employment occurs.

(iii) Executive’s entitlement to the payments of the Severance Payments described in Section 3(a) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

(iv) For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

4. Non-Compete and Non-solicitation.

(a) As an inducement to Holdings and TSI LLC to enter into this Agreement, the Executive agrees that (i) during the Executive’s period of employment with the Company, and (ii) during the twelve (12)-month period following the Termination Date (the “Non-compete Period”), the Executive shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company (which for the sake of clarity, includes, for purposes of this Agreement, its subsidiaries and affiliates) during the Executive’s period of employment with the Company or at the time of the Termination Date or with any other business that is the logical extension of the Company’s business during the Executive’s period of employment with the Company or at the time of the Executive’s Termination Date, within any metropolitan area in which the Company engages or has definitive plans to engage in such business as of the date of this Agreement; provided, however, that the Executive shall not be precluded from purchasing or holding publicly traded securities of any entity, so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity and this restriction is not intended to include territories of a strategic buyer with whom the Company has engaged in discussions or expansions that have been discussed with a strategic buyer. The Executive agrees that the following entities are examples of competitive businesses and are not exclusive: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Planet Fitness, Lifetime and Bally’s.

(b) As an inducement to the Company to enter into this Agreement, the Executive agrees that during the Non-compete Period, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Executive’s employment period, except for such employees who have been terminated for at least three (3) months, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisor or other business relation of the Company to cease doing business with such Company, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.

(c) The provisions of this Section 4 and Section 5 shall survive any expiration or termination of this Agreement.

(d) If it is determined by a court of competent jurisdiction that any of the provisions of this Section 4 or Section 5 is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.

(e) Executive acknowledges and agrees that the restrictions imposed upon [him][her] by the terms, conditions and provisions of this Section 4 and 5 are reasonably necessary to protect the legitimate business interests of the Company and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. Executive further acknowledges and agrees that if any such restriction is violated, the Company will be entitled to (i) stop paying the Severance Payments, and to the extent paid, recoup such payments and (ii) immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Section will not diminish Executive’s ability to earn a livelihood or create or impose any undue hardship on Executive. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. Executive further acknowledges and agrees that if any provision of this Section 4 or 5 is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, Executive authorizes and requests said court to revise the unenforceable or unreasonable provision in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original. Executive further acknowledges and agrees that any period of time during which Executive is in violation of the covenants set forth in this Section 4 shall be added to the restricted period.

5. Confidential Information. The Executive expressly recognizes and acknowledges that during the Executive’s employment with the Company, the Executive is entrusted with, has access to, or gains possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers, suppliers, licensees and/or franchisors; (ii) employees, research, goodwill, production, and prices; (iii) business methods, processes, practices or procedures; (iv) computer software and technology development; and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). The Executive agrees, by acceptance of the right to receive Severance Payments under this Agreement, that: (i) unless pursuant to prior written consent by the Company, the Executive shall not disclose any Confidential Information for any purpose whatsoever unless compelled by court order or subpoena; (ii) the Executive shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information; (iii) the Executive shall not use the Confidential Information in any way detrimental to the Company; and (iv) the Executive agrees that the Confidential Information obtained during the Executive’s employment with the Company shall remain the exclusive property of the Company, and the Executive shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information upon termination of the Executive’s employment with the Company. It is hereby agreed that Confidential Information does not include information generally available and known to the public other than through the disclosure thereof by or through the Executive or obtained from a source not bound by a confidentiality agreement with the Company.

6. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below, or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

If to Holdings, to:

Town Sports International Holdings, Inc.

5 Penn Plaza (4th Floor)

New York, New York 10001

Attention: Chief Executive Officer

If to TSI LLC, to:

Town Sports International, LLC

5 Penn Plaza (4th Floor)

New York, New York 10001

Attention: President

With a copy to: General Counsel

If to the Executive, to:

The address for the Executive on file with the Company.

7. No Obligation to Continue Employment. This Agreement is not an agreement of continued employment. This Agreement does not guarantee that the Company will employ, retain or continue to, employ or retain the Executive, nor does it modify in any respect any right of the Company to terminate or modify the Executive’s employment or compensation, subject, however, to the consequences set forth in this Agreement.

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company and Executive in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby agree and consent to the Arbitration Policy of the Company to the extent it applies to the Dispute. If enforcement of the arbitration award is required or the Dispute is not covered by the Company’s Arbitration Policy, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

11. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

12. Waiver. The failure of the Company to enforce at any time any of the provisions of this Agreement, or to require at any time performance of any of the provisions of this Agreement, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of the Company thereafter to enforce every provision.

13. Severability and Interpretation. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

14. No Mitigation Required. The Executive shall not be required to mitigate the amount provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 3 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date (other than as set forth in Section 3(a)(iii)), or otherwise.

15. Section 409A.

(a) Potential Delay of Payment. Notwithstanding any other provisions of this Agreement, any payment under this Agreement of the Severance Payments that the Company reasonably determines is subject to Section 409(a)(2)(B)(i) of the Code shall not be paid or payment commenced until six (6) months after Executive’s Termination Date or Executive’s death. On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(b) Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Executive shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the Severance Payments provided by the Agreement.

16. Entire Agreement. This Agreement is the entire agreement (together with any equity plan and related award agreement currently in effect between Executive and Holdings) between the parties with respect to Executive’s employment and supersedes all prior agreements, whether verbal or in writing, including without limitation the Prior Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement, effective as of the date and year first above written.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC

By:

Name:
Title:

TOWN SPORTS INTERNATIONAL, LLC

By:

Name:
Title:

Executive:

[Name of Executive]